Exhibit 99.1

RDA Contacts:     Investor Relations:     Richard Clark, 914-244-5425
                  News Media:       William Adler, 914-244-7585

Charities Contacts:     Harold Holzer, VP Communications and Marketing,
                  212-570-3951
                  The Metropolitan Museum of Art

                  Frederic C. Rich, President, 212-558-3981
                  Scenic Hudson, Inc.

   READER'S DIGEST TO ASSIST SEVERAL LARGE SHAREHOLDERS TO SELL HOLDINGS OF
                        CLASS A NONVOTING COMMON STOCK


PLEASANTVILLE, NY, May 4, 2001 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced that, in response to a request from a group of 13 charitable organizations, the company will cooperate with those charities in their effort to engage in an orderly disposition of up to approximately 18 million shares of the company's Class A Nonvoting Common Stock. The shares are currently owned by seven "supporting organizations" established many years ago by the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund. The two Wallace-Reader's Digest Funds were established by the late DeWitt and Lila Acheson Wallace, who founded the company in 1922. The supporting organizations and their charitable beneficiaries are:

    Supporting Organization         Charity

    Lila Acheson Wallace Fund for   The Metropolitan Museum of Art
    the Metropolitan Museum of Art

    Lila Acheson and DeWitt         Metropolitan Opera Association, Inc.
    Wallace Fund for Lincoln Center New York City Ballet, Inc.
                                    New York City Opera, Inc.
                                    Vivian Beaumont Theater, Inc.
                                    Philharmonic-Symphony Society of New York,
                                    Inc.
                                    Chamber Music Society of Lincoln Center,
                                    Inc.

    DeWitt Wallace Fund for         Macalester College
    Macalester College

    Lila Acheson and DeWitt         The Open Space Institute, Inc.
    Wallace Fund for the Hudson     Scenic Hudson, Inc.
    Highlands

    Lila Acheson Wallace Fund for   Wildlife Conservation Society
    the New York Zoological Society

    DeWitt Wallace Fund for         The Colonial Williamsburg Foundation
    Colonial Williamsburg

    DeWitt Wallace Fund for         Memorial Sloan-Kettering Cancer Center
    Memorial Sloan-Kettering
    Cancer Center


The company has been advised that the DeWitt Wallace-Reader's Digest Fund, Inc., the Lila Wallace-Reader's Digest Fund, Inc., the supporting organizations and the Attorney General of the State of New York have reached an agreement under which the supporting organizations will be dissolved and their shares of Class A Nonvoting Common Stock and other assets will be transferred directly to the charities. The charities have advised that, because various governmental approvals are required in connection with the proposed dissolutions, the transfer of the shares to the charities is not expected to occur before late June 2001.



The charities have informed the company that, in order to ensure a coordinated approach to disposition of their shares, the charities have entered into an agreement among themselves that, among other things, limits any open market sales by all of the charities during any week to the greater of (1) one quarter of one percent (0.25%) of the then issued and outstanding shares of Class A Nonvoting Common Stock as shown by the most recent report or statement published by the company and (2) one quarter of the average weekly reported trading volume of the Class A Nonvoting Common Stock on all national exchanges during the first four of the five calendar weeks preceding the week of the sale. The agreement also provides for all of the charities' shares to be held on their behalf by a single bank custodian and for all sale orders to be placed by the custodian.



The company has not been involved in the negotiation of these agreements and is not a party to either agreement.



Thomas O. Ryder, chairman and chief executive officer of the company, said, "Reader's Digest and the charities recognize that the company and all of its shareholders are best served by the orderly disposition by the charities of their shares of Class A Nonvoting Common Stock. We intend to work with the charities in their effort to examine various alternatives for the disposition of their stock in an effective and non-disruptive manner."



The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $2.6 billion for the fiscal year ended June 30, 2000. Global headquarters are located at Pleasantville, New York.


This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.